PROSPECTUS Dated March 26, 1998                    Pricing Supplement No. 6 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                            April 13, 1998
                                                                Rule 424(b)(3)

                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                              --------------

               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Dean Witter & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any April 28 or October 28, commencing April 28, 2000.




Principal Amount:        $25,000,000

Maturity Date:           April 28, 2008

Settlement Date
  (Original Issue Date): April 28, 1998

Interest Accrual Date:   April 28, 1998

Issue Price:             100%

Specified Currency:      U.S. Dollars

Redemption Percentage:   100%

Redemption Dates:        Redeemable in whole, but not in part, at the option
                         of the Company upon not less than 30 nor more than 35 calendar days notice on any April 28 or October
                         28, commencing April 28, 2000

Annual Redemption
  Percentage Reduction:  N/A

Interest Rate:           6.40% per annum

Interest Payment Dates:  The twenty-eighth day of each month, commencing
                         May 28, 1998

Interest Payment Period: Monthly

Total Amount of OID:     N/A

Original Yield to
  Maturity:              N/A

Initial Accrual
  Period OID:            N/A

Book Entry Note or
  Certificated Note:     Book Entry Note

Senior Note or
  Subordinated Note:     Senior Note

Agent:                   Morgan Stanley & Co. Incorporated

Trustee:                 The Chase Manhattan Bank

Minimum Denomination:    $1,000

CUSIP:                   61745EML2

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER